<U>EXHIBIT 22.2    BOARD RESOLUTION: CANCELLATION OF EMPLOYMENT AGREEMENTS</U>

INFINITE NETWORKS CORPORATION
CORPORATE MINUTES FROM THE
BOARD OF DIRECTORS
OF INFINITE NETWORKS
COPORATION HELD ON June 1, 2000

A Special Meeting of the Board of Directors of Infinite Networks Corporation, a Nevada corporation, was held at 401 Hariton Court, Norfolk VA 23505 on June 1, 2000. Th meeting was held by teleconference Board Members present and waiving notice of this meeting of this entity, to-wit: Denton Guthrie, Rafael Rojas, Donald Miller and John W. Bush attended and presented to the board.

John Bush, President of the Corporation, called the meeting to order. As authorized by he bylaws, the president presided as chairman of the meeting. Call and Notice of the meeting having been made, the chair man declared that the meeting was lawfully and properly convened. The President read prior minute and was ratified.

The purpose of the meeting was stated by the Director, John W. Bush as follows:
The purpose of the meeting is (i) Update on the Congo (ii) review the status of the SB2 (iii) short term funding (iii) mutual agreement to cancel employment agreement.

BE IT RESOLVED, that motions duly made while in business sessions; seconded when appropriate; passed by majority vote as Resolutions; and are Adopted and recorded herein as Minute(s); thereafter, to become policy and procedure on this Entity, as follows:

MINUTE #1
RESOLVED THAT, The Board of Directors approve that for the SB2 filling to be pulled and resubmit a Form 10 as soon as possible, pending short term funding issues.

MINUTE #2
RESOLVED THAT, The Board of Directors approved that a score or other private placement offering up to $1,000,000 within state and federal guidelines to be issued immediately to raise short term funding.
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MINUTE #3
RESOLVED THAT, The Board of Directors approve that all payroll and officer employment agreements be mutually terminated as per the release form as sent out for board approval as of June 2, 2000. The board gives the President authority to settle all these agreements without further action by the board to include the release of office equipment as part of these settlements. The authority of board members, President and Secretary position shall be retained. Compensation for President and Secretary position shall be based on hours required on the monthly basis plus expenses. The board further approves stock to be released as compensation within the guidelines of the cancellation agreement signed by officers.

    There being no further business, upon motion duly made, and ratified and adopted, the meeting was adjourned.

   <U>DONALD MILLER</U>
DONALD MILLER
Chairman

   <U>JOHN W. BUSH</U>
JOHN W. BUSH
President/CEO/Director

   <U>DENTON GUTHRIE</U>
DENTON GUTHRIE
Secretary, Director

   <U>RAFAEL ROJAS</U>
RAFAEL ROJAS
Vice Chairman